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EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
VOLUNTEER CAPITAL CORPORATION AND SUBSIDIARIES


                                                                                         Years Ended
                                                                      ----------------------------------------------
                                                                      DECEMBER 31         January 1        January 2
                                                                          1995              1995             1994
                                                                      ------------   ----------------    -----------
Earnings per common and dilutive common equivalent share

  Net income.................................................          $5,016,000        $4,830,000        $4,301,000
                                                                       ==========        ==========        ==========
   Adjustment of shares outstanding:
     Weighted average shares outstanding.....................           5,257,000         5,187,000         4,388,000
     Net additional shares issuable, based on the treasury
         stock method........................................             221,000           194,000           218,000
                                                                       ----------        ----------        ----------
     Adjusted shares outstanding.............................           5,478,000         5,381,000         4,606,000
                                                                       ==========        ==========        ==========
  Per share amount............................................         $      .92        $      .90        $      .93
                                                                       ==========        ==========        ==========
Earnings per common share, assuming full dilution

  Net income...............................................            $5,016,000        $4,830,000        $4,301,000
                                                                       ==========        ==========        ==========
   Adjustment of shares outstanding:
     Weighted average shares outstanding....................            5,257,000         5,187,000         4,388,000
     Net additional shares issuable, based on the treasury
       stock method.........................................              222,000           194,000           238,000
                                                                       ----------        ----------        ----------
     Adjusted shares outstanding............................            5,479,000         5,381,000         4,626,000
                                                                       ==========        ==========        ==========
  Per share amount...........................................          $      .92        $      .90        $      .93
                                                                       ==========        ==========        ==========
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(1) The computations of earnings per common and dilutive common equivalent share and earnings per common share, assuming full dilution, are base on the weighted average number of common shares outstanding each period after considering the effect of stock options using the treasury stock method.
    Shares issuable upon the conversion of convertible subordinated debentures have not been included as the effect of their inclusion would be antidilutive.